EXHIBIT 23(a)

    CONSENT OF RICHARD L. EATON, CPA, INDEPENDENT ACCOUNTANT


                 Independent Auditors' Consent




The Board of Directors
Stoneville Insurance Company

We consent to the use of our audit reports dated (i) January 29, 1997 on the financial statements of Delta Agricultural and Industrial Trust as of December 31, 1995 and 1996; and (ii) March 6, 1997 on the financial statements for the year ending December 31, 1996, for Stoneville Insurance Company, all of the foregoing being incorporated herein by reference.

We consent to the use of our name under the heading "Experts" and other such locations as it may appear in the Prospectus comprising Part I of the Registration Statement.

RICHARD L. EATON, CPA

Jackson, Mississippi
                   , 1997